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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 2, 2000
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                                  Advanta Corp.
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             (Exact name of registrant as specified in its charter)





         Delaware                       0-14120                 23-1462070
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(State or other jurisdiction        (Commission File           (IRS Employer
     of incorporation)                  Number)             Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA               19477
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         (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code: (215) 657-4000
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Item 5.  Other Events

On August 2, 2000 Advanta Corp. (the "Company" or "Advanta") announced results for the second quarter of 2000. Pro forma operating income was $16.6 million, or $0.65 per share on a diluted basis for Class A and Class B shares combined, reflecting income for Advanta Mortgage that is essentially the same as a portfolio lender and excluding previously announced carrying value adjustments made pursuant to agreements with the Office of the Comptroller of the Currency.

While pro forma operating income for the Company was up 30% year on year before the carrying value adjustments, the Company reported a net loss for the quarter of $192.7 million or $7.64 per share. This was largely because Advanta National Bank ("ANB") recorded a $214 million non-cash charge resulting from a reduction in the carrying value of its retained interests in mortgage securitizations and a $22 million non-cash charge reflecting an increase in mortgage loan loss reserves.

"We are disappointed that the impact of our agreements with bank regulators has obscured what were otherwise very solid operating results for the quarter," said Chairman and Chief Executive Officer Dennis Alter. "In fact, Advanta Business Cards achieved its highest income level for any quarter to date. And while there is heightened political and regulatory attention toward subprime lending, the demand for non-conforming mortgage loans remains strong."

During the second half of the year, the Company expects pro forma operating earnings per share to be in the range of $0.90-$1.10. This primarily reflects the impact of the regulatory agreements on the businesses which operate through the Company's bank subsidiaries. In particular, this reflects lower mortgage loan originations partially offset by Business Card results. The modified guidance also reflects that while Business Card will continue to grow, the Company does not anticipate maintaining the same levels of Business Card growth during the second half of the year as it achieved during the first half of the year. Together with the pro forma operating results of $1.28 through June 30, 2000, the pro forma operating results for the full year are expected to be in the range of $2.18-$2.38 per diluted share, a 7% to 17% increase from the $2.04 earned in 1999.

Net income for Advanta Business Cards was $14.8 million this quarter, assuming an effective tax rate of 38.5%. This represents a 73% increase over net income of $8.6 million reported for the first quarter of 2000 and a 206% increase over net income of $4.8 million for the second quarter of 1999. This increase is primarily due to growth in the number of accounts and receivables. Originations increased approximately 91% this quarter as compared to the quarter ended June 30, 1999. Managed receivables for Advanta Business Cards at the end of the quarter were $1.4 billion, an increase of 37% year to date and 61% over the second quarter of 1999.


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On a basis that is essentially the same as a portfolio lender, net income for
Advanta Mortgage was $5.7 million excluding carrying value adjustments, as compared to $8.3 million for the quarter ended June 30, 1999. The decrease year on year is substantially due to lower mortgage loan volumes that resulted primarily from the implementation of the regulatory agreements. This was partially offset by higher yields on direct originations and an increase in subservicing revenues from growth in the subservicing portfolio. The weighted average yield of mortgage loans directly originated in the second quarter increased by 34 basis points over the first quarter. Subservicing revenues increased due to continued growth in the subservicing portfolio which was $13.6 billion at the end of the second quarter.

As announced on July 31, consistent with an agreement with the OCC, the Company calculated ANB's retained interests in mortgage securitizations at June 30 using an 18% discount rate on the interest-only strip ("I/O") and subordinated trust assets, a 15% discount rate on the contractual mortgage servicing rights ("CMSR"), a prepayment rate that represents the average prepayment experience for the six months ended February 29, 2000 and cumulative loss rates as a percentage of original principal balance of 6% on closed end mortgage loans and 8% for HELOC (open end) mortgage loans. ANB recorded a $214 million non-cash charge to reduce the June 30 carrying value of its retained interests in mortgage securitizations. Also pursuant to the agreement with the OCC, ANB recorded a $22 million non-cash charge to increase its allowance for loan losses at June 30, 2000.

After giving effect to the terms of the agreement with the OCC, ANB's on-balance sheet allowance for loan losses will represent 8.66% of total outstanding mortgage loans held for investment and the estimated liabilities for anticipated charge-offs, netted against the I/O and subordinated trust assets, will represent 8.21% of outstanding off-balance sheet mortgage loans at June 30, 2000. For the period from April 1, 2000 through June 30, 2000, cash collections received by the securitization trusts on ANB's retained interests related to mortgage securitization transactions completed prior to January 1, 2000 aggregated approximately $21.3 million, or approximately 30% to 40% of the adjusted carrying value of the retained interests on an annualized basis. At June 30, 2000, the carrying value of retained interests in mortgage securitizations at the Company's other subsidiaries have been calculated using assumptions comparable to those used for ANB.

In response to the regulatory agreements announced June 2, the Company also modified its charge-off policy for delinquent mortgages to 180 days. On a pro forma basis, using the prior quarter's methodology, the charge-off rate was 1.28% as compared to 1.14% for first quarter 2000. The 14 basis point increase predominately reflects an increase in the average age of the mortgage portfolio.

Advanta generated approximately $30 million of cash flow from operations, after considering key mortgage non-cash income and expense items and the cash impact of mortgage loan originations. During the second quarter, the Company financed, with parent and bank funds, loan receivables on its books totaling $1.7 billion. Advanta ended the quarter with over $900 million in total liquidity. During the second quarter, the Company renewed a $250 million mortgage warehouse line for an additional one year term, and elected to retire a $250 million


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mortgage commercial paper facility that was used infrequently. In addition, the
Company renewed a $280 million business card commercial paper facility and added a new $200 million business card facility. At June 30, 2000, the Company had available approximately $1.4 billion in unused warehouse lines and commercial paper conduit facilities. In July, the Company's $2 billion shelf registration statement for Business Card securitizations became effective, adding significant funding capacity for that business.

The Company continues to evaluate strategic alternatives for its Mortgage and Leasing businesses with the goal of maximizing shareholder value. President Bill Rosoff stated, "We are optimistic at the response to our initiation of this process. We have entered into preliminary discussions with a number of parties concerning our Mortgage business and have begun the due diligence process. We are also encouraged by the number of inquiries and level of interest from highly qualified parties with respect to our Leasing business."

Advanta management will hold a conference call with analysts and institutional investors today, August 2, 2000, at 9:00 am Eastern time. The call will be broadcast simultaneously over the Internet through http://www.advanta.com or http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those unable to listen to the live broadcast, replays will be available shortly after the call on the Vcall site.

Advanta (www.advanta.comhttp://www.advanta.com) is a highly focused financial services company with over 2,900 employees, servicing over $26 billion of assets, including approximately $12.4 billion in managed assets and approximately $13.6 billion in assets serviced for third parties. Advanta provides consumers and small businesses with targeted financial products and services, including non-conforming mortgages, business credit cards, equipment leases, insurance and deposit products. The Company is also one of the largest servicers of non-conforming mortgages for third parties in the country.

Advanta has leveraged its first-class direct marketing and information based expertise to develop state-of-the-art data warehousing and statistical modeling tools that identify potential customers and new target markets. Advanta created one of the first automated underwriting and sales engines in the non-conforming mortgage industry. The Company also offers its customers and business partners a broad range of self-service financial solutions and other services on the Internet.

Advanta was named one of the 500 Most Admired Companies in America in FORTUNE Magazine's most recent annual survey. In June 2000, American Banker ranked Advanta Bank Corp. third among the top 100 community banks in the nation in terms of return on average assets.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) factors that affect the level of delinquencies and

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charge-offs, including a deterioration of general economic conditions; (4) the rate of prepayments; (5) interest rate fluctuations; (6) the level of expenses;
(7) managed and sub-serviced receivables volume; (8) the timing of the securitizations of the Company's receivables; (9) the level of insurance policy renewals; (10) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their respective regulators; (11) relationships with significant vendors, business partners and customers; (12) the amount and cost of financing available to the Company; (13) the ratings on the debt of the Company and its subsidiaries; (14) the ability to attract and retain key personnel and customers; and (15) the results of the evaluation of strategic alternatives. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.


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Form 8-K                         Advanta Corp.
August 2, 2000



Item 7.  Financial Statements and Exhibits.


(c)    Exhibits:

         The following exhibits are filed as part of this Report on Form 8-K.

         99       Selected Summary Financial Data.

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Form 8-K                         Advanta Corp.
August 2, 2000


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 Advanta Corp.


                                 By: /s/ Elizabeth H. Mai
                                    -----------------------------------------
                                     Elizabeth H. Mai, Senior Vice President,
                                         Secretary and General Counsel



August 2, 2000

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Form 8-K                         Advanta Corp.
August 2, 2000


                                Index to Exhibits


Exhibit Number Per
Item 60l of
Regulation S-K                    Description of Document
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      99                      Selected Summary Financial Data